Exhibit 99.1

WELLPOINT REPORTS FOURTH QUARTER AND

FULL YEAR 2008 RESULTS

•	Fourth quarter 2008 net income was $0.65 per share, including net realized investment losses of $0.69 per share

•

Full year 2008 net income was $4.76 per share, including net costs of $0.72 per share related to net realized investment losses, an impairment of certain intangible assets, and income tax benefits resulting from the favorable resolution of certain tax matters

•	Medical membership totaled 35.0 million as of December 31, 2008, an increase of 240,000 members for the year

•	Insurance subsidiaries remain well capitalized with statutory capital levels approximately $4.9 billion above state regulatory levels and $1.8 billion above Blue Cross and Blue Shield requirements

Indianapolis, IN – January 28, 2009 – WellPoint, Inc. (NYSE: WLP) today announced that fourth quarter 2008 net income was $331.4 million, or $0.65 per share, including net realized investment losses of $350.5 million after-tax, or $0.69 per share. Net income in the fourth quarter of 2007 was $859.1 million, or $1.51 per share, which included net realized investment gains of less than $0.01 per share.

Full year 2008 net income was $2.5 billion, or $4.76 per share. These results included:

•	Net realized investment losses of $759.6 million after-tax, or $1.45 per share, consisting primarily of other-than-temporary impairments of certain equity and fixed maturity security investments;

•	An impairment charge related to certain intangible assets in the Company’s State Sponsored business, which totaled $90.8 million after-tax, or $0.17 per share; and

•	Income tax benefits totaling $473.0 million, or $0.90 per share, resulting from the favorable resolution of certain federal and state tax matters.

Net income for the full year of 2007 was $3.3 billion, or $5.56 per share, which included $0.01 per share in net realized investment gains.

“Our fourth quarter operating results were in-line with our expectations, reflecting the actions taken to effectively manage our business both during the current economic downturn and for the long-term,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “While our enrollment levels are being impacted by rising unemployment, our customer retention rates remain very strong. As employers continue to reduce their workforces, we have alternatives for the impacted employees through individually-purchased products or government-sponsored plans.”

“This environment places an even greater burden on managed care organizations to positively impact both the cost and quality of health care, and WellPoint is uniquely positioned to deliver the best value to the marketplace,” added Braly. “As a Blue Cross and Blue Shield licensee, we have the most trusted brand in this industry and offer access to the largest network of doctors and hospitals in the United States. We supplement this with top-tier capabilities in the medical management and transparency areas, including consumer-directed health plans that have been shown to help optimize health care consumption and hold down medical cost trends.”

“WellPoint remains in a strong financial position. We have solid liquidity at our parent company while our debt-to-capital ratio is just below our targeted range, and we expect to generate significant operating cash flow in 2009,” said Wayne S. DeVeydt, executive vice president and chief financial officer of WellPoint, Inc. “Our reserves for medical claims are approximately $400 million, or 6.9 percent, higher than at December 31, 2007, and days in claims payable increased by 2.7 days during 2008. We believe that our balance sheet is conservative.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 35.0 million members at December 31, 2008, an increase of 240,000 members, or 0.7 percent, from 34.8 million at December 31, 2007. The increase was driven by the National business, which added 504,000 members in 2008. Membership in the Company’s Senior business grew by 54,000 and enrollment in the Federal Employee Program increased by 13,000. This growth in membership was partially offset by a decline of 206,000 in State Sponsored programs, primarily in Ohio, and attrition of 94,000 and 31,000 members in the Individual and Local Group businesses, respectively. The attrition in Individual and Local Group primarily resulted from the Company’s non-Blue branded products, in which membership declined by 279,000 during the year. Enrollment in the Company’s Blue branded Individual and Local Group products increased by 154,000 members in 2008.

During the fourth quarter of 2008, medical enrollment declined by 288,000 members, or 0.8 percent. Most of this decline occurred in the Company’s Commercial Business segment and is a reflection of the economic downturn. While the Company’s group retention rate remained above 90 percent, Commercial in-group enrollment declines totaled 148,000 in the fourth quarter as employers reduced workforces. The decline in membership was most pronounced in the National business and was experienced across a number of industries. Enrollment in the Consumer Business segment declined by 80,000, primarily related to Connecticut Medicaid members beginning to transition to other carriers.

Operating Revenue: Operating revenue was $15.4 billion in the fourth quarter of 2008, an increase of 0.7 percent from $15.3 billion in the fourth quarter of 2007. The increase was driven by premium rate increases in all medical lines of business and growth in the Company’s Medicare Advantage products. These increases in revenue were partially offset by the loss of the New York State prescription drug contract and lower Commercial and State Sponsored fully insured membership.

Benefit Expense Ratio: The benefit expense ratio was 83.4 percent in the fourth quarter of 2008, an increase of 50 basis points from 82.9 percent in the prior year quarter. The increase resulted primarily from higher medical costs and membership mix changes in the Local Group business, including the timing of medical claims recognition. As previously disclosed, the Company strengthened reserves in the first quarter of 2008 when 2007 claims costs developed at a higher level than was anticipated at December 31, 2007. The Company also incurred a higher benefit expense ratio in its Medicare Advantage business during 2008.

These increases in the benefit expense ratio were partially offset by an improvement in the State Sponsored benefit expense ratio, reflecting the withdrawal from Ohio Medicaid business, and the loss of the New York State prescription drug contract, which had a benefit expense ratio higher than the overall Company average.

Premium and Cost Trends: Trends represent Local Group fully insured business.

For the year ended December 31, 2008, underlying medical cost trends were less than 8.0 percent. Unit cost increases continue to be the primary driver of medical cost trends. The Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of December 31, 2008, was 47.7 days, a 1.4 day decline from 49.1 days at September 30, 2008. The sequential decrease in DCP was driven primarily by medical benefit seasonality in the Commercial business, which experiences a higher benefit expense ratio in the fourth quarter of the year. DCP was equal to 47.7 days as of December 31, 2008, and June 30, 2008, and 2.7 days higher than the 45.0 days of DCP at December 31, 2007.

Medical claims payable totaled $6.2 billion as of December 31, 2008, a decrease of $87.8 million, or 1.4 percent, from September 30, 2008, reflecting a 0.9 percent sequential decline in fully insured membership and a reduction in claims inventories of 8.4 percent. The Company continues to establish reserves for medical claims in a consistent and conservative manner.

SG&A Expense Ratio: The SG&A expense ratio was 15.1 percent in the fourth quarter of 2008, an increase of 130 basis points from 13.8 percent in the fourth quarter of 2007. The increase reflected higher salary and wage expense, including the timing of incentive compensation accruals in 2007, and higher 2008 costs related to customer service and technology initiatives and accrued severance related to the recently announced workforce reduction.

Operating Cash Flow: Operating cash flow for the three months ended December 31, 2008, was $497.3 million, or 1.5 times net income. Operating cash flow for the year ended December 31, 2008, totaled $2.5 billion, or 1.0 times net income.

Share Repurchase Program: During the fourth quarter of 2008, the Company repurchased 6.3 million shares of its common stock for $229.2 million. For the year ended December 31, 2008, the Company repurchased 56.4 million shares, or approximately 10 percent of shares outstanding at December 31, 2007, for approximately $3.3 billion. As of December 31, 2008, the remaining Board-approved share repurchase authorization was approximately $1.0 billion. The Company will continue to evaluate future share repurchase activity subject to market conditions.

Investment Portfolio & Capital Position: During the fourth quarter of 2008, the Company recorded net realized investment losses of $543.2 million pre-tax, consisting of other-than-temporary impairments of equity securities and fixed maturity securities totaling $256.7 million and $188.9 million, respectively, and realized losses of $97.6 million resulting primarily from sales of securities.

As of December 31, 2008, the Company’s gross unrealized investment loss position was approximately $1.1 billion, consisting of gross unrealized losses on fixed maturity and equity securities totaling $874.8 million and $234.8 million, respectively. As of December 31, 2008, the Company’s gross unrealized gain position was $333.9 million, consisting of gross unrealized gains on fixed maturity and equity securities totaling $308.1 million and $25.8 million, respectively.

As of December 31, 2008, statutory capital levels in the Company’s insurance subsidiaries exceeded Blue Cross and Blue Shield Association requirements by approximately $1.8 billion and state regulatory levels by approximately $4.9 billion. During the fourth quarter of 2008, $2.0 billion of dividends were paid from the insurance subsidiaries to the parent company.

REPORTABLE SEGMENTS

In 2008, WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including the Company’s PBM and Behavioral Health operations), Federal Employee Plan or “FEP” business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31				Year Ended December 31
	2008	2007	Change		2008	2007	Change
Operating Revenue
Commercial Business	$9,506.9	$9,603.7	(1.0)%		$38,009.3	$38,133.7	(0.3)%
Consumer Business	4,100.6	3,957.9	3.6%		16,437.3	15,285.7	7.5%
Other Business:
External Customers	1,818.7	1,764.4	3.1%		7,132.6	6,736.2	5.9%
Intersegment Revenue	733.8	638.5	14.9%		2,795.0	2,267.2	23.3%
Intersegment Eliminations	(733.8)	(638.5)	(14.9)%		(2,795.0)	(2,267.2)	(23.3)%

Other	1,818.7	1,764.4	3.1%		7,132.6	6,736.2	5.9%

Total Operating Revenue	15,426.2	15,326.0	0.7%		61,579.2	60,155.6	2.4%

Operating Gain
Commercial Business	$698.1	$928.3	(24.8)%		$3,281.3	$3,790.5	(13.4)%
Consumer Business	230.7	213.3	8.2%		566.5	777.2	(27.1)%
Other	122.6	137.7	(11.0)%		500.0	416.5	20.0%

Operating Margin
Commercial Business	7.3%	9.7%	(240	) bp	8.6%	9.9%	(130	) bp
Consumer Business	5.6%	5.4%	20	bp	3.4%	5.1%	(170	) bp

Commercial Business: Operating gain for the Commercial Business segment was $698.1 million in the fourth quarter of 2008, a decrease of 24.8 percent compared with $928.3 million in the fourth quarter of 2007. The decline primarily resulted from higher medical costs and membership mix changes in the Local Group business, including the timing of medical claims recognition. As previously disclosed, the Company strengthened reserves in the first quarter of 2008 when 2007 claims costs developed at a higher level than was anticipated at December 31, 2007.

The decline in operating gain also reflects lower fully insured enrollment in 2008, and a higher SG&A expense ratio reflecting increased compensation costs and expenses related to operational initiatives, including the recently announced workforce reduction.

Consumer Business: Operating gain for the Consumer Business segment was $230.7 million in the fourth quarter of 2008, an increase of 8.2 percent compared with $213.3 million in the fourth quarter of 2007. The increase was driven by improved results in State Sponsored operations, as the Company exited unprofitable Ohio Medicaid programs during the first half of 2008. Performance in the Company’s Individual business also improved relative to the prior year quarter. These increases in operating gain were partially offset by lower results for the Senior business, primarily due to the benefit design of certain Medicare Advantage plans in 2008.

OUTLOOK

Full Year 2009:

•	The Company plans to provide more information at its 2009 Investor Conference on February 24, 2009.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss its fourth quarter earnings results and preliminary outlook for 2009. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 977146. The replay will be available from 1:45 p.m. EST today until the end of the day on February 11, 2009. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Todd Siesky, 317-488-6548

About WellPoint, Inc.

WellPoint is committed to improving the lives and health of the people and communities we serve by simplifying the connection between health, care and value. Our goal is to help shape the impact each health care decision has on individuals, the health care system at-large, and our communities. WellPoint’s more than 42,000 associates work every day to help create the best health care value for our customers. Through collaborations with providers and with innovative programs, WellPoint’s affiliated health plans reward healthy lifestyles and quality, safe and effective care. As the nation’s largest health benefits company, with approximately 35 million members in its affiliated health plans, WellPoint is at the center of the health care system. This position provides us with the relationships and insights needed to help create affordable and actionable solutions that improve health care.

As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

				Change from
	December 31, 2008	December 31, 2007	September 30, 2008	December 31, 2007	September 30, 2008
Medical Membership
Customer Type
Local Group	16,632	16,663	16,683	(0.2)%	(0.3)%

National Accounts	6,720	6,389	6,808	5.2%	(1.3)%
BlueCard	4,736	4,563	4,785	3.8%	(1.0)%

Total National	11,456	10,952	11,593	4.6%	(1.2)%

Individual	2,296	2,390	2,341	(3.9)%	(1.9)%
Senior	1,304	1,250	1,308	4.3%	(0.3)%
State Sponsored	1,968	2,174	2,022	(9.5)%	(2.7)%
FEP	1,393	1,380	1,390	0.9%	0.2%

Total Medical Membership	35,049	34,809	35,337	0.7%	(0.8)%

Funding Arrangement
Self-Funded	18,520	17,737	18,662	4.4%	(0.8)%
Fully-Insured	16,529	17,072	16,675	(3.2)%	(0.9)%

Total Medical Membership	35,049	34,809	35,337	0.7%	(0.8)%

Reportable Segment
Commercial Business	28,304	27,886	28,515	1.5%	(0.7)%
Consumer Business	5,352	5,543	5,432	(3.4)%	(1.5)%
Other Business	1,393	1,380	1,390	0.9%	0.2%

Total Medical Membership	35,049	34,809	35,337	0.7%	(0.8)%

Other Membership
Behavioral Health Membership	23,568	20,230	23,588	16.5%	(0.1)%
Life and Disability Membership	5,477	5,598	5,507	(2.2)%	(0.5)%
Dental Membership	4,560	5,014	4,618	(9.1)%	(1.3)%
Vision Membership	2,614	2,401	2,632	8.9%	(0.7)%
Medicare Part D Membership	1,870	1,614	1,870	15.9%	0.0%

PBM Prescription Volume Processed (Quarterly) (1)
Retail Scripts	101,524	91,393	96,759	11.1%	4.9%
Mail Order Scripts	6,730	7,019	6,532	(4.1)%	3.0%
Specialty Pharmacy Scripts	275	193	244	42.5%	12.7%

Total Scripts	108,529	98,605	103,535	10.1%	4.8%

PBM Prescription Volume Paid (Quarterly) (1)
Retail Scripts	60,858	56,833	58,621	7.1%	3.8%
Mail Order Scripts	6,485	7,000	6,345	(7.4)%	2.2%
Specialty Pharmacy Scripts	199	131	177	51.9%	12.4%

Total Scripts	67,542	63,964	65,143	5.6%	3.7%

(1)

Prescriptions processed represent all requests submitted to our PBM companies. Prescriptions processed may not ultimately agree to the amount paid for various reasons, including duplicative and non-covered submissions.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2008	2007	Change
Revenues
Premiums	$14,291.0	$14,266.1	0.2%
Administrative fees	975.4	914.1	6.7%
Other revenue	159.8	145.8	9.6%

Total operating revenue	15,426.2	15,326.0	0.7%
Net investment income	186.6	243.4	(23.3)%
Net realized (losses) gains on investments	(543.2)	0.6	NM	(1)

Total revenues	15,069.6	15,570.0	(3.2)%

Expenses
Benefit expense	11,924.7	11,822.0	0.9%
Selling, general and administrative expense
Selling expense	440.8	433.4	1.7%
General and administrative expense	1,892.3	1,686.3	12.2%

Total selling, general and administrative expense	2,333.1	2,119.7	10.1%
Cost of drugs	117.0	105.0	11.4%
Interest expense	115.9	125.3	(7.5)%
Amortization of other intangible assets	71.1	75.2	(5.5)%

Total expenses	14,561.8	14,247.2	2.2%

Income before income taxes	507.8	1,322.8	(61.6)%

Income tax expense	176.4	463.7	(62.0)%

Net income	$331.4	$859.1	(61.4)%

Net income per diluted share	$0.65	$1.51	(57.0)%

Diluted shares	508.5	570.6	(10.9)%

Benefit expense as a percentage of premiums	83.4%	82.9%	50	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.1%	13.8%	130	bp
Income before income tax expense as a percentage of total revenues	3.4%	8.5%	(510	) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Year Ended December 31
	2008	2007	Change
Revenues
Premiums	$57,101.0	$55,865.0	2.2%
Administrative fees	3,836.6	3,673.6	4.4%
Other revenue	641.6	617.0	4.0%

Total operating revenue	61,579.2	60,155.6	2.4%
Net investment income	851.1	1,001.1	(15.0)%
Net realized (losses) gains on investments	(1,179.2)	11.2	NM (1)

Total revenues	61,251.1	61,167.9	0.1%

Expenses
Benefit expense	47,742.4	46,037.2	3.7%
Selling, general and administrative expense
Selling expense	1,778.4	1,716.8	3.6%
General and administrative expense	7,242.1	6,984.7	3.7%

Total selling, general and administrative expense	9,020.5	8,701.5	3.7%
Cost of drugs	468.5	432.7	8.3%
Interest expense	469.8	447.9	4.9%
Amortization of other intangible assets	286.1	290.7	(1.6)%
Impairment of intangible assets	141.4	—	NM (1)

Total expenses	58,128.7	55,910.0	4.0%

Income before income taxes	3,122.4	5,257.9	(40.6)%

Income tax expense	631.7	1,912.5	(67.0)%

Net income	$2,490.7	$3,345.4	(25.5)%

Net income per diluted share	$4.76	$5.56	(14.4)%

Diluted shares	523.0	602.0	(13.1)%

Benefit expense as a percentage of premiums	83.6%	82.4%	120 bp
Selling, general and administrative expense as a percentage of total operating revenue	14.6%	14.5%	10 bp
Income before income taxes as a percentage of total revenues	5.1%	8.6%	(350) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,183.9	$2,767.9
Investments available-for-sale, at fair value:
Fixed maturity securities	1,561.3	1,832.6
Equity securities	1,091.5	1,893.7
Other invested assets, current	23.6	40.3
Accrued investment income	172.8	165.8
Premium and self-funded receivables	3,042.9	2,870.1
Other receivables	1,373.9	996.4
Income taxes receivable	159.9	0.9
Securities lending collateral	529.0	854.1
Deferred tax assets, net	779.0	559.6
Other current assets	1,212.2	1,050.4

Total current assets	12,130.0	13,031.8

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	11,808.4	13,917.3
Equity securities	30.7	45.1
Other invested assets, long-term	703.2	752.9
Property and equipment, net	1,054.5	995.9
Goodwill	13,461.3	13,435.4
Other intangible assets	8,827.2	9,220.8
Other noncurrent assets	387.9	660.8

Total assets	$48,403.2	$52,060.0

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,184.7	$5,788.0
Reserves for future policy benefits	64.5	63.7
Other policyholder liabilities	1,626.8	1,832.2

Total policy liabilities	7,876.0	7,683.9
Unearned income	1,087.7	1,114.6
Accounts payable and accrued expenses	2,856.5	2,909.6
Security trades pending payable	5.8	50.6
Securities lending payable	529.0	854.1
Short-term borrowings	98.0	—
Current portion of long-term debt	909.7	20.4
Other current liabilities	1,657.6	1,755.0

Total current liabilities	15,020.3	14,388.2

Long-term debt, less current portion	7,833.9	9,023.5
Reserves for future policy benefits, noncurrent	664.7	661.9
Deferred tax liability, net	2,098.9	3,004.4
Other noncurrent liabilities	1,353.7	1,991.6

Total liabilities	26,971.5	29,069.6

Shareholders’ equity
Common stock	5.0	5.6
Additional paid-in capital	16,843.0	18,441.1
Retained earnings	5,479.4	4,387.6
Accumulated other comprehensive (loss) income	(895.7)	156.1

Total shareholders’ equity	21,431.7	22,990.4

Total liabilities and shareholders’ equity	$48,403.2	$52,060.0

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31
(In millions)	2008	2007
Operating activities
Net income	$2,490.7	$3,345.4
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	1,179.2	(11.2)
Loss on disposal of assets	7.2	11.3
Deferred income taxes	(481.4)	(105.5)
Amortization, net of accretion	466.3	466.0
Impairment of intangible assets	141.4	—
Depreciation expense	105.4	120.2
Share-based compensation	156.0	177.1
Excess tax benefits from share-based compensation	(16.0)	(153.3)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(558.7)	(448.6)
Other invested assets, current	103.3	(3.0)
Other assets	(340.2)	174.4
Policy liabilities	194.9	257.7
Unearned income	(26.7)	125.5
Accounts payable and accrued expenses	(106.3)	(235.2)
Other liabilities	(797.0)	176.5
Income taxes	(47.3)	447.3
Other, net	64.6	—

Net cash provided by operating activities	2,535.4	4,344.6

Investing activities
Purchases of fixed maturity securities	(5,691.2)	(8,512.0)
Proceeds from sales and maturities of fixed maturity securities	6,864.5	8,327.4
Purchases of equity securities	(1,327.5)	(1,389.2)
Proceeds from sales of equity securities	1,083.1	1,411.7
Purchases of other invested assets	(145.0)	(102.4)
Proceeds from sales of other invested assets	32.8	10.4
Changes in securities lending collateral	325.1	50.6
Purchases of subsidiaries, net of cash acquired	(197.7)	(298.5)
Proceeds from sales of subsidiaries, net of cash sold	5.0	—
Purchases of property and equipment	(345.6)	(322.0)
Proceeds from sales of property and equipment	12.7	57.3
Other, net	—	(2.2)

Net cash provided by (used in) investing activities	616.2	(768.9)

Financing activities
Net (repayment of) proceeds from commercial paper borrowings	(900.6)	502.8
Net proceeds from short-term borrowings	98.0	—
Proceeds from long-term borrowings	525.0	1,978.3
Repayment of long-term borrowings	(38.7)	(509.7)
Changes in securities lending payable	(325.1)	(50.6)
Changes in bank overdrafts	44.8	(117.1)
Repurchase and retirement of common stock	(3,276.2)	(6,151.4)
Proceeds from exercise of employee stock options and employee stock purchase plan	121.2	784.5
Excess tax benefits from share-based compensation	16.0	153.3

Net cash used in financing activities	(3,735.6)	(3,409.9)

Change in cash and cash equivalents	(584.0)	165.8
Cash and cash equivalents at beginning of year	2,767.9	2,602.1

Cash and cash equivalents at end of year	$2,183.9	$2,767.9

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Year Ended December 31
(In millions)	2008	2007	2006
Gross medical claims payable, beginning of period	$5,788.0	$5,290.3	$4,853.4
Ceded medical claims payable, beginning of period	(60.7)	(51.0)	(27.7)

Net medical claims payable, beginning of period	5,727.3	5,239.3	4,825.7

Business combinations and purchase adjustments	—	15.2	(6.4)

Net incurred medical claims:
Current year	47,940.9	46,366.2	42,613.2
Prior years (redundancies) [1]	(263.2)	(332.7)	(617.7)

Total net incurred medical claims	47,677.7	46,033.5	41,995.5

Net payments attributable to:
Current year medical claims	42,020.7	40,765.7	37,486.0
Prior years medical claims	5,259.9	4,795.0	4,089.5

Total net payments	47,280.6	45,560.7	41,575.5

Net medical claims payable, end of period	6,124.4	5,727.3	5,239.3
Ceded medical claims, end of period	60.3	60.7	51.0

Gross medical claims payable, end of period	$6,184.7	$5,788.0	$5,290.3

Current year medical claims paid as a percent of current year net incurred medical claims	87.7%	87.9%	88.0%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	4.8%	6.8%	14.7%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported	0.6%	0.8%	1.9	% [2]

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions	0.6%	0.8%	1.6	% [2]

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]

The reported 2006 ratio of prior year redundancies in the current period to prior year net incurred medical claims is impacted by having no net incurred medical claims for WellChoice, Inc. (“WC”) in 2005, as WC was acquired on December 31, 2005. The Company has provided an adjusted ratio in order to demonstrate this impact, which is calculated assuming WC had been owned for the entire year ended December 31, 2005. Under this assumption, net incurred medical claims for the year ended December 31, 2005, would have been an estimated $37,676.0 million, rather than the reported $32,865.6 million.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

The Company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, and reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government regulation of health benefits, managed care and pharmacy benefit management operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part C and Part D Prescription Drug benefits programs, including those related to CMS sanctions, potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process correct information, uncollectability of premium from members, increased medical or pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; funding risks with respect to revenue received from participation in Medicare and Medicaid programs; non-compliance with the complex regulations imposed on Medicare and Medicaid programs; events that result in negative publicity for the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, that may negatively affect our investment portfolios and liquidity needs; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents which may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.